Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2018 SECOND QUARTER RESULTS

•	2018 second quarter GAAP earnings of $0.48 per share (or $0.78 per share excluding the previously announced one-time $0.30 per share charge related to the retirement of Kirby’s Executive Chairman)

•
2018 third quarter earnings per share guidance of $0.50 to $0.70 negatively impacted by timing of vendor deliveries in distribution and services, but partially offset by continued improvement in inland marine transportation

•
2018 full year GAAP earnings per share guidance of $2.15 to $2.55 (or $2.50 to $2.90 excluding one-time expenses of $0.30 per share related to the Executive Chairman’s retirement in the second quarter and $0.05 per share for non-cash expenses related to an amendment to the employee stock plan in the first quarter)

Houston, Texas (July 25, 2018) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced GAAP net earnings attributable to Kirby for the second quarter ended June 30, 2018 of $28.6 million, or $0.48 per share, compared with $25.8 million, or $0.48 per share, for the 2017 second quarter.  Consolidated revenues for the 2018 second quarter were $802.7 million compared with $473.3 million reported for the 2017 second quarter.

2018 second quarter GAAP earnings per share of $0.48 compares to Kirby’s guidance range of $0.30 to $0.50 per share.  The second quarter results include a previously announced one-time, non-tax deductible charge in general corporate expenses totaling $0.30 per share associated with the retirement of Kirby’s Executive Chairman.  This charge was contemplated in the second quarter guidance range.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “I am pleased with Kirby’s second quarter results.  Both of our segments performed well during the quarter, delivering improved revenue and operating income sequentially and year-on-year.  In the inland marine transportation market, pricing on term contracts started to move higher, with term contracts renewing up in the low single digits, setting the stage for what we believe will be a further upward movement in pricing in the second half of 2018. During the quarter, we completed the integration of Higman Marine and the Targa pressure barges, and I’m happy to report that both had a positive contribution to second quarter earnings.”

Mr. Grzebinski continued, “In our coastal marine business, overall market conditions were unchanged during the second quarter, however, we did see a positive shift with a few spot contracts repricing modestly higher in the low single digits.  Utilization rates also improved into the low to-mid 80% range.  While these trends are encouraging, we continue to expect the coastal market will remain challenging for the remainder of 2018 and into 2019.”

Mr. Grzebinski also commented, “The distribution and services segment delivered strong quarterly revenue and operating income, with sequential and year-on-year growth.  During the quarter, demand for our oil and gas products and services was robust.  Despite continued vendor supply chain constraints, our manufacturing group was able to complete and deliver a record number of new pressure pumping units into the market.  Additionally, in our commercial and industrial market, the marine diesel engine repair business experienced strong demand for inland towboat engine overhauls and service.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2018 second quarter were $378.2 million compared with $331.3 million for the 2017 second quarter.  Operating income for the 2018 second quarter was $38.2 million compared with $35.6 million for the 2017 second quarter.

In the inland market, barge utilization was in the high 80% to low 90% range during the quarter, compared to the mid-to-high 80% range in the 2017 second quarter.  Operating conditions were adversely impacted by high water conditions on the Mississippi River early in the quarter, resulting in increased delay days relative to the 2017 second quarter.  However, weather conditions improved in May and June, enhancing operating efficiency but driving seasonally lower utilization compared to the first quarter. Term contract pricing moved modestly higher in the 2018 second quarter, with contracts renewing up in the low single digits on average.  Spot market pricing was in-line with the 2018 first quarter, but was up 10% to 15% year-on-year.  Revenues in the inland market increased compared to the 2017 second quarter primarily due to the contribution from the Higman acquisition, recent pressure barge purchases, and higher fleet utilization.  The operating margin for the inland business improved to the mid-teens during the quarter.

In the coastal market, barge utilization rates improved to the low to mid-80% range during the 2018 second quarter.  Term contract and spot market pricing were stable relative to the 2018 first quarter; however, compared to the 2017 second quarter, both term and spot market pricing were down 10% to 15% on average.  Revenues in the coastal market declined year-on-year primarily due to lower contract pricing and a reduction in volumes transported as a result of barge retirements which were completed at the end of 2017.  During the quarter, the coastal operating margin improved to the negative low single digits.

The marine transportation segment’s 2018 second quarter operating margin was 10.1% compared with 10.7% for the 2017 second quarter.

Segment Results – Distribution and Services
Distribution and services revenues for the 2018 second quarter were $424.5 million compared with $142.1 million for the 2017 second quarter.  Operating income for the 2018 second quarter was $40.2 million compared with $16.3 million for the 2017 second quarter.

Higher revenues and operating income compared to the 2017 second quarter were primarily due to the acquisition of Stewart & Stevenson, increased demand in the oil and gas market, and improving market conditions in the commercial marine business.  During the quarter, the oil and gas manufacturing business delivered a record number of new pressure pumping units to domestic and international customers, including units that were delayed from the 2018 first quarter due to supplier constraints.  Demand for new and overhauled transmissions remained robust throughout much of the quarter, while demand for pressure pumping unit remanufacturing was steady.  Although deliveries of new pressure pumping units were strong, vendor supply chain bottlenecks continued to reduce the availability of new engines, transmissions and parts, and are expected to have a significant impact in the third and fourth quarters.  During the quarter, the oil and gas operating margin was in the low double digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2017 second quarter primarily due to the acquisition of Stewart & Stevenson and improvement in the commercial marine business.  The ongoing recovery in the inland tank barge and dry cargo markets resulted in higher demand and earlier than anticipated diesel engine overhauls and service.  Revenues in the nuclear power generation market were stable compared to the 2017 second quarter.  During the quarter, the commercial and industrial operating margin was in the mid-to high single digits.

The distribution and services operating margin was 9.5% for the 2018 second quarter compared with 11.5% for the 2017 second quarter.

Cash Generation
EBITDA of $112.7 million for the 2018 second quarter compares with EBITDA of $95.6 million for the 2017 second quarter.  Cash flow was used to fund capital expenditures of $112.0 million during the 2018 second quarter, including $6.3 million for new inland towboat construction, $9.7 million for progress payments on the construction of six 5000 horsepower coastal ATB tugboats, and $45.9 million primarily for upgrades to existing inland and coastal fleets.  As well, Kirby spent $50.1 million for a new 155,000 barrel coastal ATB that was under construction for a competitor and is scheduled to be delivered to Kirby in the 2018 third quarter.  Cash used in acquisitions was $69.3 million related to the purchase of 16 pressure barges from Targa Resources.  Total debt as of June 30, 2018 was $1,442.5 million, and Kirby’s debt-to-capitalization ratio was 31.2%.

Outlook
Commenting on the 2018 third quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance range for the third quarter is $0.50 to $0.70 per share which is down sequentially primarily due to vendor delays and timing of revenue recognition in distribution and services, but partially offset by continued improvement in inland marine transportation.  For the full year, we expect our GAAP earnings range to be $2.15 to $2.55 per share, or $2.50 to $2.90 per share excluding the $0.30 per share charge for Mr. Pyne’s retirement and the $0.05 per share non-cash expenses related to a first quarter amendment to the employee stock plan.”

Mr. Grzebinski continued, “In our inland marine transportation market, third quarter and full year guidance contemplates utilization in the low to mid-90% range.  We continue to expect that industry-wide barge retirements, minimal new-builds, and additional petrochemical capacity will yield favorable industry utilization rates throughout the remainder of 2018.  Term contract renewals, which started to move higher in the second quarter, are expected to continue this trend.  This should result in a mid-single digit average pricing inflection on term contracts renewing in the second half of 2018.  However, as the inland market has started to recover, the labor market has tightened.  As a result, we implemented wage increases for our inland mariners and shore staff effective this quarter.  This will result in higher compensation costs going forward, and impact our earnings by approximately $0.05 per share for the remainder of 2018.  This is included in our updated guidance.  In our coastal market, we expect utilization in the low to mid-80% range for the remainder of 2018.  Our guidance range assumes a stabilized pricing environment in this market for the remainder of the year.”

Mr. Grzebinski also said, “In our distribution and services segment, we expect reduced revenue and operating income in the third and fourth quarters compared to the second quarter.  Current lead times for engines, transmissions and parts from our vendors indicate that the completion and revenue recognition of many new pressure pumping units being manufactured will be delayed into the 2018 fourth quarter and 2019.  Additionally, operator issues related to sand, labor, pricing, and pipeline take-away capacity are contributing to some near-term softening of new pressure pumping equipment orders.  However, remanufacturing and maintenance activities remain strong.  In our commercial and industrial market, we expect results to be unchanged sequentially.  Overall, we continue to expect that distribution and services 2018 revenue will range between $1.45 billion and $1.65 billion, with operating margins in the high single digits.”

Mr. Grzebinski concluded, “The long-term outlook for Kirby remains very bright.  We are confident that the marine transportation segment has bottomed, and expect further improvement as the inland market continues its recovery.  The coastal market, while challenging in the near term, has stabilized and will likely rebound in the next year or so. Kirby is well-positioned with significant recent investments in our fleet.  The acquisition of Stewart & Stevenson and its successful integration into our distribution and services segment has made us a market leader in this business.  With our enlarged scale and geographic diversity, we are poised to capitalize on anticipated growth in U.S. shale oil and gas, stand-by power generation, and the improving commercial marine industry.”

Kirby expects 2018 capital spending to be in the $265 to $290 million range, which is an increase of $65 million due to the opportunistic purchase of a new 155,000 barrel coastal ATB originally under construction by a competitor.  Capital spending guidance includes approximately $65 million in progress payments on new marine vessels, including six 5000 horsepower coastal tugboats, and fifteen 2600 horsepower inland towboats to be delivered over a period of three years.  Approximately $125 to $145 million is associated with capital upgrades and improvements to existing inland, including Higman, and coastal marine equipment, ballast water treatment systems for coastal vessels, and facility improvements. The balance largely relates to rental fleet growth, new machinery and equipment, and facility improvements in the distribution and services segment.

Conference Call
A conference call is scheduled for 7:30 a.m. Central time tomorrow, Thursday, July 26, 2018, to discuss the 2018 second quarter performance as well as the outlook for the 2018 third quarter and full year.  A slide presentation for this conference call will be posted on Kirby’s website at http://www.kirbycorp.com approximately 15 minutes before the start of the call.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 9081877.  An audio playback will be available at 10:00 a.m. Central time on Thursday, July 26, 2018, through 11:00 p.m. Central time on Thursday, August 2, 2018, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10121926.  A live audio webcast of the conference call with a slide presentation will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2017 year and quarters are available at Kirby’s website, http://www.kirbycorp.com, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2017 and in Kirby’s subsequent filing on Form 10-Q for the quarter ended March 31, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2018	2017	2018	2017
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$378,163	$331,265	$718,566	$674,917
Distribution and services	424,508	142,063	825,793	290,116
	802,671	473,328	1,544,359	965,033
Costs and expenses:
Costs of sales and operating expenses	588,628	324,750	1,141,945	669,549
Selling, general and administrative	92,588	46,550	169,384	92,692
Taxes, other than on income	10,552	6,344	19,087	12,993
Depreciation and amortization	55,492	48,293	109,710	96,463
Loss (gain) on disposition of assets	(442)	139	(2,340)	40
	746,818	426,076	1,437,786	871,737

Operating income	55,853	47,252	106,573	93,296
Other income (expense)	1,541	228	3,132	(361)
Interest expense	(12,540)	(4,465)	(22,320)	(8,922)

Earnings before taxes on income	44,854	43,015	87,385	84,013
Provision for taxes on income	(16,061)	(17,043)	(25,926)	(30,396)

Net earnings	28,793	25,972	61,459	53,617
Less: Net earnings attributable to noncontrolling interests	(191)	(194)	(386)	(356)

Net earnings attributable to Kirby	$28,602	$25,778	$61,073	$53,261

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.48	$0.48	$1.02	$0.99
Diluted	$0.48	$0.48	$1.02	$0.99
Common stock outstanding (in thousands):
Basic	59,548	53,586	59,472	53,564
Diluted	59,720	53,645	59,609	53,627

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$28,602	$25,778	$61,073	$53,261
Interest expense	12,540	4,465	22,320	8,922
Provision for taxes on income	16,061	17,043	25,926	30,396
Depreciation and amortization	55,492	48,293	109,710	96,463
	$112,695	$95,579	$219,029	$189,042

Capital expenditures	$111,950	$46,744	$152,911	$92,509
Acquisitions of businesses and marine equipment	$69,250	$-	$499,227	$-

	June 30,
	2018	2017
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,442,530	$591,535
Total equity	$3,187,691	$2,477,388
Debt to capitalization ratio	31.2%	19.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Marine transportation revenues	$378,163	$331,265	$718,566	$674,917

Costs and expenses:
Costs of sales and operating expenses	257,022	217,750	495,807	447,370
Selling, general and administrative	29,472	27,584	65,048	55,462
Taxes, other than on income	8,659	5,849	15,181	11,947
Depreciation and amortization	44,782	44,507	88,122	88,795
	339,935	295,690	664,158	603,574

Operating income	$38,228	$35,575	$54,408	$71,343

Operating margins	10.1%	10.7%	7.6%	10.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Distribution and services revenues	$424,508	$142,063	$825,793	$290,116

Costs and expenses:
Costs of sales and operating expenses	331,606	107,000	646,138	222,179
Selling, general and administrative	40,963	15,388	78,717	31,094
Taxes, other than income	1,872	482	3,874	1,023
Depreciation and amortization	9,877	2,862	19,909	5,784
	384,318	125,732	748,638	260,080

Operating income	$40,190	$16,331	$77,155	$30,036

Operating margins	9.5%	11.5%	9.3%	10.4%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2018	2017	2018	2017
	(unaudited, $ in thousands)

General corporate expenses	$23,007	$4,515	$27,330	$8,043

Loss (gain) on disposition of assets	$(442)	$139	$(2,340)	$40

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2018	2017	2018	2017
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,921	2,818	7,103	5,795
Revenue/Ton Mile (cents/tm) (3)	7.3	7.9	7.6	7.9
Towboats operated (average) (4)	286	220	272	228
Delay Days (5)	1,735	1,367	4,263	3,634
Average cost per gallon of fuel consumed	$2.10	$1.72	$2.07	$1.75

Barges (active):
Inland tank barges			990	849
Coastal tank barges			55	67
Offshore dry-cargo barges			5	5
Barrel capacities (in millions):
Inland tank barges			21.7	17.4
Coastal tank barges			5.2	6.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Second quarter 2018 inland marine transportation revenues of $286,408,000 divided by 3,921,000,000 inland marine transportation ton miles = 7.3 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.